Exhibit 99.1

For Immediate Release

FOUR MORE STATES RENEW CONTRACTS FOR DIGITAL ALLY IN-CAR VIDEO SYSTEMS

GREEN BAY, WISCONSIN ORDER ILLUSTRATES APPEAL OF DVM-750 SYSTEM TO LARGE METROPOLITAN POLICE DEPARTMENTS

OVERLAND PARK, Kansas (June 26, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that Mississippi, New Mexico, Utah and Wisconsin have renewed their statewide contracts with Digital Ally, Inc. The renewals are for one-year periods and allow for all state, county and municipal law enforcement agencies to purchase the Company’s digital in-car video systems under the terms and conditions specified in each state’s contract.

In addition to the contract renewal by the State of Wisconsin, the Wisconsin State Patrol has ordered 145 DVM-500 Plus In-Car Rearview Mirror Systems, most of which will be shipped in the second quarter of 2009.

The Company also announced receipt of an order for 43 DVM-750 In-Car Rearview Mirror Systems, with the wireless uploading feature, from the Green Bay Police Department in Green Bay, Wisconsin. The DVM-750, Digital Ally’s most advanced digital in-car video system, incorporates significant upgrades and enhancements to the Company’s legacy DVM-500 model. These new features include the ability to connect up to four cameras and then select two cameras plus three audio channels for simultaneous recording, improved security features, a higher-resolution LCD screen, and an advanced wireless microphone (the VoiceVault™) with a range of up to one mile and on-board memory that can record audio evidence when the law enforcement officer is beyond the range of the in-car recording device. Digital Ally began shipping the DVM-750 to customers earlier this quarter.

“We continue to be pleased with the renewal of statewide contracts, which illustrates a high level of customer satisfaction with our advanced surveillance products among law enforcement agencies throughout the United States,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “The combination of contract renewals with a sizeable order for DVM-500 Plus systems from the State of Wisconsin is particularly encouraging. Furthermore, the number of DVM-500 Plus systems that we have in inventory will allow us to ship the majority of this order in the quarter ending June 30, 2009.”

“Meanwhile, the interest in our new feature-rich DVM-750 continues to grow among existing customers and larger law enforcement agencies that we were unable to effectively target with our DVM-500 series. Metropolitan law enforcement agencies, such as the Green Bay Police Department, typically require a greater level of sophistication and capabilities when selecting surveillance systems than is the case with smaller cities and towns, and the number of contract opportunities available to Digital Ally has expanded significantly since the introduction of the DVM-750,” concluded Ross.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; its ability to produce and ship DVM-750’s to satisfy its $2.0 million order backlog in the second quarter of 2009; the degree to which the interest in the Company’s DVM-750 will translate into sales; the Company’s ability to increase revenue and return to profitability in the current economic climate; the impact that the various government stimulus programs will have on equipment purchases by law enforcement agencies; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; uncertainties regarding market acceptance, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; competition; patent protection on its products; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information respecting risk factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2008 and its report on Form 10-Q for the three months ended March 31, 2009, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com